Exhibit 99.1

Nuvve Launches New Subsidiary to Capitalize on Cryptocurrency and Blockchain Opportunities

San Diego, Calif. – April 28, 2025 – Nuvve Holding Corp. (NASDAQ: NVVE),a leader in grid modernization and vehicle-to-grid (V2G) technology, today announced a new wholly owned subsidiary dedicated to building a cryptocurrency digital treasury along with cash flowing blockchain opportunities as part of a long-term strategic digital asset initiative.
The new entity, Nuvve-Crypto, (www.nuvve-crypto.com) will build a diversified cryptocurrency portfolio designed to generate long-term growth and maximize shareholder value. As part of this initiative, Nuvve has announced an initial participation in Bitcoin through ETF based on cash surplus and is now actively pursuing additional opportunities in cryptocurrencies, blockchain platforms, and fintech mergers and acquisitions.

"Bitcoin is no longer an experiment. It is an unstoppable force, and we will not sit on the sidelines while the next financial revolution unfolds,” said Gregory Poilasne, cofounder and CEO of Nuvve. “Companies that have leveraged Bitcoin and crypto early are winning, and we plan to be one of them. Anchoring our portfolio with Bitcoin gives us a solid foundation, but we’re moving beyond that, investing opportunistically into a new wave of digital assets with massive upside potential that represents the future of global financial markets. With a supportive political environment and Wall Street waking up to the opportunity, now is the time to act. We aren’t just creating a digital treasury, we’re redefining it."

The Company’s crypto portfolio strategy will be anchored with at least a 50% allocation to Bitcoin, while the remaining 50% will be allocated to other leading digital assets such as Ethereum, Solana, Aave, Chainlink, Avalanche, and other select cryptocurrencies. Future holdings and updates will be made publicly available for transparency.

Nuvve's Board of Directors and management team unanimously approved the move, aligning with the company’s evolving growth strategy to embrace emerging digital financial assets and blockchain innovation.

Establishing this new subsidiary marks a significant milestone in Nuvve's diversification strategy, positioning the company to participate in the high-growth digital asset economy while continuing to drive innovation in grid modernization and V2G technologies.

About Nuvve Holding Corp. Nuvve Holding Corp. (NASDAQ: NVVE) is a global leader accelerating the electrification of transportation through its proprietary vehicle-to-grid (V2G) technology. Nuvve’s platform enables electric vehicles to store and discharge energy, transforming EVs into mobile energy resources and helping to stabilize the grid. Nuvve’s mission is to lower the cost of EV ownership while supporting the transition to a cleaner, more resilient energy infrastructure.

For more information, visit www.nuvve.com.